Exhibit 99.3

OpenTable Promotes Matt Roberts to CEO;
Jeff Jordan Assumes New Role as Executive Chairman

SAN FRANCISCO, May 3, 2011 (GLOBE NEWSWIRE)— OpenTable, Inc. (NASDAQ: OPEN) (www.opentable.com), a leading provider of free, real-time online restaurant reservations for diners and guest management solutions for restaurants, today announced that Matthew Roberts, the company’s Chief Financial Officer since June 2005, will be promoted to President and Chief Executive Officer and join the Board of Directors, effective June 1.  At the same time, Jeffrey Jordan, the company’s President and Chief Executive Officer since June 2007, will maintain an active role in OpenTable as Executive Chairman.

Photos accompanying this release are available at

http://www.globenewswire.com/newsroom/prs/?pkgid=9623 http://www.globenewswire.com/newsroom/prs/?pkgid=9624

“I’m thrilled to congratulate Matt on his promotion to CEO,” said Jeff Jordan.  “For the last six years, Matt has played an instrumental role in leading and growing the business.  Matt’s proven track record, combined with his passion for OpenTable and its customers, make him a natural for his new role. I look forward to working closely with him in my new capacity as Executive Chairman.”

OpenTable Board Member A. George “Skip” Battle added, “Jeff Jordan did a terrific job of taking the reins four years ago, bringing the company public, leading the company to explosive growth in both the U.S. and abroad with a strategic acquisition, and adding to OpenTable’s offering.  Not only did Jeff do a great job of growing our company, he kept and developed a senior management team with no turnover, from which a successor could be selected by the board.  Matt Roberts has been Jeff’s partner through all of this, and he fits the bill of OpenTable CEO to a T.  I’m pleased to congratulate both of them on their new roles, and look forward to continuing to work with them on the board.”

“We have an incredible team at OpenTable, and I am honored to lead the company through the exciting opportunities that lie in front of us,” said Matt Roberts.  “I welcome the chance to serve the needs of our restaurant partners and diner community around the globe by working closely with our team to provide the best products and services.”

Mr. Roberts will also continue to serve as Chief Financial Officer until a replacement is found.

Matthew Roberts, 43, joined OpenTable in June 2005 as Chief Financial Officer.  During Mr. Roberts’ tenure at OpenTable, the company has grown from 3,000 installed restaurants to more than 20,000 installed restaurants, and from just under 12 million cumulative seated diners to more than 200 million cumulative seated diners.  Prior to OpenTable, Mr. Roberts served for more than four years as Chief Financial Officer of E-LOAN.  Matt is a Certified Public Accountant and holds a BS degree in Accounting from Santa Clara University.

About OpenTable, Inc.

OpenTable is a leading provider of free, real-time online restaurant reservations for diners and reservation and guest management solutions for restaurants. The OpenTable network delivers the convenience of online restaurant reservations to diners and the operational benefits of a computerized reservation book to restaurants. OpenTable has more than 20,000 restaurant customers, and, since its inception in 1998, has seated more than 200 million diners around the world.  The Company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico, and the United Kingdom. OpenTable also owns and operates toptable.com, a leading restaurant reservation site in the United Kingdom.

The OpenTable, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6474

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties.  These forward-looking statements include the quotations from management in this press release, as well as any statements regarding the Company’s strategic and operational plans.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements.  Factors that may contribute to such differences include, among others, the impact of the current economic climate on the Company’s business; the Company’s ability to maintain an adequate rate of growth; the Company’s ability to effectively manage its growth; the Company’s ability to attract new restaurant customers; the Company’s ability to increase the number of visitors to its website and convert those visitors into diners; the Company’s ability to retain existing restaurant customers and diners or encourage repeat reservations; the Company’s ability to successfully enter new markets and manage its international expansion; the Company’s ability to successfully manage any acquisitions of businesses, solutions or technologies; interruptions in service and any related impact on the Company’s reputation; and costs associated with defending intellectual property infringement and other claims.  More information about potential factors that could affect the Company’s business and financial results is contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and the Company’s other filings with the SEC.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

OpenTable, OpenTable.com, OpenTable logos, toptable and other service names are the trademarks of OpenTable, Inc. and/or its affiliates

The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

Media Contact:

Tiffany Fox

Senior Director,

Corporate Communications

OpenTable

tfox@opentable.com

415-344-4275